THERMOGENESIS REPORTS SECOND QUARTER 2011 RESULTS;
INCREASED PRESENCE IN CHINA

(RANCHO CORDOVA, CA), FEBRUARY 10, 2011—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, reported results for the second quarter of fiscal 2011.

For the quarter ended December 31, 2010, the Company reported revenues of $5.9 million, which compares with revenues of $6.0 million in the second quarter a year ago. Disposable revenues in the second quarter of fiscal 2011 were $3.4 million compared to $3.5 million in the same period a year ago.

ThermoGenesis reported a net loss of $486,000, or $0.03 per share, for the second quarter of 2011, versus a net loss of $1.5 million, or $0.10 per share, in the same period a year ago. Included in the Company’s results for the second quarter of 2011 are $200,000 in strategic advisory fees and approximately $100,000 in non-cash, stock-based compensation expenses attributable to restricted stock related to a distribution agreement with Nanshan Memorial Medical Institute (“Nanshan”). ThermoGenesis ended the second quarter of 2011 with $10.2 million in cash and cash equivalents. This is approximately the same cash balance as in the prior quarter and compares with a balance of $10.7 million at the end of fiscal 2010. Backlog at the end of the second quarter of 2011 was approximately $750,000.

For the first six months of fiscal 2011, revenues were $12.9 million, an increase of 16 percent versus revenues of $11.1 million in the same period a year ago. ThermoGenesis reported a net loss of $554,000, or $0.04 per share, in the first six months of 2011, compared to a net loss of $3.7 million, or $0.26 per share, in the same period a year ago.

Contributing to the Company’s improved bottom line performance in the second quarter of 2011 versus the same period in the prior year were increased gross margins, which were 40% compared to 34% in 2010. This improvement is due to lower contract manufacturing and overhead costs. The Company expects this trend to continue as its sales of disposables increase and further manufacturing efficiencies and scale are achieved. We expect gross margins to migrate to the 55 to 60 percent range over the long term.

In a separate press release today, the Company announced a product purchase agreement with Beike Biotechnology Co., Ltd (“Beike”), a leading biotechnology company in China that provides stem cell therapies and owns cord blood processing and storage facilities under which ThermoGenesis will supply Beike its AXP® AutoXpress® (“AXP”) and BioArchive® Systems.

“Our revenues in the second quarter benefited from growth in our bone marrow business, which was offset in part by softness in U.S. and European cord blood collections due to the economic environment. In total, while sales were relatively flat from last year’s second quarter, our operating loss dropped significantly. As a result of our ability to increase gross margins and manage operating expenses, this was the third consecutive quarter in which we have substantially reduced our net loss over the prior year quarter. Year-to-date, we have generated a $3.1 million year-over-year reduction in our net loss,” said J. Melville Engle, Chairman and Chief Executive Officer.

“We continue to increase our presence in international markets, as evidenced by our new agreement with Beike in China, announced today. We are also having encouraging discussions with potential distribution and development partners as we accelerate our other business development initiatives,” Engle added.

“The major story for us in the second quarter is our exciting development in China. We believe the Chinese cord blood market could equal or exceed the size of the U.S. market in the next 2-3 years. We also believe we have a ‘first mover advantage’ in China. Our previously-announced agreement with Nanshan also bodes well for us as we begin the process to distribute our bone marrow line of products in China. Our exclusive distribution partner in China consented to the direct sales to Beike and will receive a small royalty in return. We believe we have developed the strongest partners and channels into the Chinese regenerative medicine market of any cell separation equipment provider. Successes experienced in China should be mirrored in other Asian countries, as well,” Engle added.

The Company provided updated guidance for fiscal 2011. Gross revenues are expected to be greater than the prior year by approximately ten percent, excluding Thermoline revenues for both periods in anticipation of a possible divestiture of the product. The anticipated growth in bone marrow and BioArchive revenues year-over-year is expected to be offset by lower AXP disposable revenues during the balance of the year due to the aforementioned slowing in U.S. and Europe market demand. The Company said it is likely it will not achieve its previously indicated profitability guidance for the full fiscal year due in part to the non-operating charges intended to drive near-term revenue growth and optimize its cost structure. Non-operating charges include strategic advisory fees, non-cash stock compensation expenses per the Nanshan distribution contract and severance, restructuring and lease termination charges incurred during the first fiscal quarter.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5 PM Eastern) to review the fiscal 2011 second quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally):	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2011, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2011. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors”
in our annual report on Form 10-K and other reports we file with the Securities and Exchange
Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$10,201,000	$10,731,000
Accounts receivable, net	5,254,000	6,095,000
Inventories	5,656,000	5,034,000
Other current assets	221,000	301,000

Total current assets	21,332,000	22,161,000
Equipment	1,478,000	1,701,000
Other assets	128,000	168,000

	$22,938,000	$24,030,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,014,000	$2,383,000
Other current liabilities	2,430,000	3,191,000

Total current liabilities	4,444,000	5,574,000
Long-term liabilities	655,000	677,000
Stockholders’ equity	17,839,000	17,779,000

	$22,938,000	$24,030,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended,		Six Months Ended,
	December 31,		December 31,
	2010	2009	2010	2009
Net revenues	$5,860,000	$5,955,000	$12,857,000	$11,148,000
Cost of revenues	3,504,000	3,944,000	7,906,000	7,580,000

Gross profit	2,356,000	2,011,000	4,951,000	3,568,000

Expenses:
Selling, general and administrative	2,333,000	2,090,000	4,273,000	4,253,000
Research and development	774,000	1,400,000	1,499,000	2,994,000

Total operating expenses	3,107,000	3,490,000	5,772,000	7,247,000
Interest and other income, net	265,000	11,000	267,000	22,000

Net loss	($486,000)	($1,468,000)	($554,000)	($3,657,000)

Basic and diluted net loss per common share	($0.03)	($0.10)	($0.04)	($0.26)

Shares used in computing per share data	14,048,649	14,023,240	14,035,960	14,023,240

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net loss	($554,000)	($3,657,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	248,000	236,000
Stock based compensation expense	607,000	299,000
Gain on disposal of equipment	(7,000)	—
Loss on impairment of equipment	—	26,000
Accretion of discount on short term investments	—	(1,000)
Net change in operating assets and liabilities:
Accounts receivable, net	841,000	(863,000)
Inventories	(622,000)	559,000
Other current assets	80,000	325,000
Other assets	40,000	39,000
Accounts payable	(369,000)	(187,000)
Other current liabilities	(782,000)	(794,000)

Net cash used in operating activities	(518,000)	(4,018,000)

Cash flows from investing activities:
Capital expenditures	(35,000)	(402,000)
Proceeds from sale of equipment	17,000	—
Purchase of investments	—	(6,741,000)
Maturities of investments	—	8,977,000

Net cash provided by investing activities:	(18,000)	1,834,000

Cash flows from financing activities:
Exercise of stock options	7,000	—
Payments on capital lease obligations	(1,000)	(2,000)

Net cash used in financing activities	6,000	(2,000)

Net decrease in cash and cash equivalents	(530,000)	(2,186,000)
Cash and cash equivalents at beginning of period	10,731,000	6,655,000

Cash and cash equivalents at end of period	$10,201,000	$4,469,000